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                                                                  Exhibit 3.1(f)



                                 ALKERMES, INC.

                  EXHIBIT A TO STATEMENT WITH RESPECT TO SHARES

                    RESOLUTIONS ESTABLISHING 1999 REDEEMABLE
                    CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
                                ($.01 Par Value)
         (Cumulative Dividend, Liquidation Preference $10,000 per Share)

                                   ----------

         RESOLVED, that pursuant to authority expressly granted to and vested in the Board of Directors of Alkermes, Inc. (the "Company"), a Pennsylvania corporation, by the provisions of the Second Amended and Restated Articles of Incorporation, as amended, of the Company (the "Articles of Incorporation"), there is hereby established a series of the preferred stock, par value $.01 per share, which shall consist of 3,500 of the 700,000 unissued shares of the preferred stock class of the Company, and which shall have the following designation and voting rights, preferences, limitations and special rights:

         1. NUMBER OF SHARES AND DESIGNATION. 3,500 shares of the preferred stock, par value $.01 per share, of the Company are hereby constituted as a series of the preferred stock designated as 1999 Redeemable Convertible Exchangeable Preferred Stock (the "1999 Preferred Stock").

         2. DEFINITIONS. For purposes of the 1999 Preferred Stock, in addition to those terms otherwise defined herein, the following terms shall have the meanings indicated:

                  "AFFILIATE" of any specified person shall mean any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control," when used with respect to any specified person means the power to direct or cause the direction of the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                  "BOARD OF DIRECTORS" shall mean the Board of Directors of the Company or a committee of such Board duly authorized to act for it hereunder.

                  "BOARD RESOLUTION" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Transfer Agent.






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                  "BUSINESS DAY" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which the banking institutions in the City of New York, New York or Boston, Massachusetts are authorized or obligated by law or executive order to close or be closed.

                  "CLOSING PRICE" with respect to any securities on any day shall mean the closing sale price on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, in each case on The Nasdaq National Market or New York Stock Exchange, as applicable, or, if such security is not listed or admitted to trading on such National Market or Exchange, on the principal national security exchange or quotation system on which such security is quoted or listed or admitted to trading, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices of such security on the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or if not so available, in such manner as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors for that purpose, or a price determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution.

                  "COMMON STOCK" shall mean the class of capital stock of the Company designated as Common Stock, par value $.01 per share, at the date hereof.

                  "COMPANY" shall mean Alkermes, Inc., a Pennsylvania corporation, and, shall include its successors and assigns.

                  "CONVERSION PRICE" shall mean the average Closing Price of the Common Stock on The Nasdaq National Market or a national securities exchange registered as such pursuant to the Exchange Act and on which the Common Stock is listed for the 10 consecutive Trading Days immediately preceding the date of notice of conversion or optional redemption, or January 1, 2009 in the case of mandatory redemption, of shares of 1999 Preferred Stock into or for shares of Common Stock in accordance with Section 5 or Section 7 hereof.

                  "DEBENTURES" shall mean the Company's 1999 Redeemable Convertible Subordinated Debentures, issued under an indenture to be negotiated, authorized and executed pursuant to Section 11 (the "Indenture").

                  "DIVIDEND PAYMENT DATE" shall have the meaning specified in
Section 3(a).

                  "DIVIDEND PAYMENT RECORD DATE" shall have the meaning specified in Section 3(a).

                  "DIVIDEND PERIODS" shall mean quarterly dividend periods commencing on the first day of March, June, September and December of each year and ending on and including




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the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period which shall commence on the Issue Date and end on and include May 31, 1999 and the final Dividend Period which shall conclude on the day preceding the day that the last outstanding share of 1999 Preferred Stock is converted or redeemed).

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "EXCHANGE DATE" shall have the meaning specified in Section 11(b).

                  "HOLDER," "HOLDER OF SHARES OF 1999 PREFERRED STOCK," or "HOLDER OF 1999 PREFERRED STOCK," as applied to any share of 1999 Preferred Stock, or other similar terms (but excluding the term "beneficial holder"), shall mean any person in whose name at the time a particular share of 1999 Preferred Stock is registered on the Company's stock records, which shall include the books of the Transfer Agent in respect of the Company and any stock transfer books of the Company.

                  "ISSUE DATE" shall mean the first date on which shares of 1999 Preferred Stock are issued.

                  "LIBOR RATE" shall mean, for a particular quarter, the three-month London Interbank Offer Rate (LIBOR) published in the eastern edition of THE WALL STREET JOURNAL on January 25, April 25, July 25 or October 25 (or the next succeeding business day) in such quarter or 15 business days prior to the last day of the final Dividend Period.

                  "NON-VOTING COMMON STOCK" shall mean the class of capital stock of the Company designated as Non-Voting Common Stock, par value $.01 per share, at the date hereof.

                  "PERSON" shall mean a corporation, an association, a partnership, an individual, a joint venture, a joint stock company, a trust, a limited liability company, an unincorporated organization or a government or an agency or a political subdivision thereof.

                  "RULE 144(k)" means Rule 144(k) as promulgated under the Securities Act, or any successor rule.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "SUBSIDIARY" means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of




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directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

                  "TRADING DAY" shall mean (x) if the applicable security is listed or admitted for trading on the New York Stock Exchange or another national security exchange, a day on which the New York Stock Exchange or another national security exchange is open for business or (y) if the applicable security is quoted on The Nasdaq National Market, a day on which trades may be made thereon or (z) if the applicable security is not so listed, admitted for trading or quoted, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

                  "TRANSFER AGENT" means BankBoston, N.A. or such other agent or agents of the Company as may be designated by the Board of Directors of the Company as the transfer agent for the 1999 Preferred Stock.

         3.       DIVIDENDS.

                  (a) Holders of 1999 Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, out of the funds of the Company legally available therefor, cash dividends per share of 1999 Preferred Stock at the LIBOR Rate, payable on March 1, June 1, September 1 and December 1 (each a "Dividend Payment Date"), commencing June 1, 1999 (and, in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board of Directors). If June 1, 1999 or any other Dividend Payment Date shall be on a day other than a Business Day, then the Dividend Payment Date shall be on the next succeeding Business Day. Dividends on the 1999 Preferred Stock will be cumulative from the Issue Date, whether or not in any Dividend Period or Periods there shall be funds of the Company legally available for the payment of such dividends and whether or not such dividends are declared, and will be payable to holders of record as they appear on the stock books of the Company on such record dates (each such date, a "Dividend Payment Record Date"), which shall be not more than 60 days nor less than 10 days preceding the Dividend Payment Dates thereof, as shall be fixed by the Board of Directors. Dividends on the 1999 Preferred Stock shall accrue (whether or not declared) on a daily basis from the Issue Date, and accrued dividends for each Dividend Period shall accumulate to the extent not paid on the Dividend Payment Date first following the Dividend Period for which they accrue. As used herein, the term "accrued" with respect to dividends includes both accrued and accumulated dividends.

                  (b) The amount of dividends payable for each Dividend Period on the 1999 Preferred Stock shall be computed on the basis of actual days elapsed. Holders of shares of 1999 Preferred Stock called for redemption on a redemption date falling between the close of business on a Dividend Payment Record Date and the opening of business on the corresponding Dividend Payment Date shall, in lieu of receiving such dividend on the




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Dividend Payment Date fixed therefor, receive such dividend payment together with all other accrued and unpaid dividends on the date fixed for redemption (unless such holders convert such shares in accordance with Section 7 hereof). Holders of shares of 1999 Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the 1999 Preferred Stock which may be in arrears.

                  (c) Notwithstanding the accumulation of dividends on the 1999 Preferred Stock, whether or not declared or paid, the Company may (i) declare or pay or set apart for payment dividends, in cash or shares of capital stock, on any class or series of stock of the Company; (ii) redeem, purchase or otherwise acquire for any consideration (or any monies paid to or made available for a sinking fund or otherwise for the purchase or redemption of any shares of any such stock) any other capital stock of the Company.

         4.       LIQUIDATION PREFERENCE.

                  (a) In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Company (for the purposes of this Section 4, a "Liquidation"), before any distribution of assets shall be made to the holders of Common Stock or the holders of any other stock of the Company that ranks junior to the 1999 Preferred Stock upon Liquidation, the holder of each share of 1999 Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, an amount equal to liquidation preference of $10,000 per share plus all dividends accrued and unpaid on such share up to the date of distribution of the assets of the Company to the holders of 1999 Preferred Stock, and the holders of any class or series of preferred stock ranking on a parity with the 1999 Preferred Stock as to Liquidation shall be entitled to receive the full respective liquidation preferences (including any premium) to which they are entitled and shall receive all accrued and unpaid dividends with respect to their respective shares through and including the date of distribution.

                  (b) If upon any Liquidation of the Company, the assets available for distribution to the holders of 1999 Preferred Stock and any other stock of the Company ranking on a parity with the 1999 Preferred Stock upon Liquidation which shall then be outstanding shall be insufficient to pay the holders of all outstanding shares of 1999 Preferred Stock and all other such parity stock the full amounts (including all dividends accrued and unpaid) of the liquidating distribution to which they shall be entitled, then the holders of each series of such stock will share ratably in any such distribution of assets first in proportion to their respective liquidation preferences (including accrued and unpaid dividends in the case of 1999 Preferred Stock) until such preferences are paid in full, and then in proportion to their respective amounts of accrued but unpaid dividends. After payment of any such liquidating preference and accrued dividends, the holders of shares of 1999 Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.



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                  (c)      For purposes of this Section 4, a Liquidation shall
not include (i) any consolidation or merger of the Company with or into any other corporation, (ii) any liquidation, dissolution, winding up or reorganization of the Company immediately followed by reincorporation of another corporation or (iii) a sale or other disposition of all or substantially all of the Company's assets to another corporation unless in connection therewith the Liquidation of the Company is specifically approved.

                  (d) The holder of any shares of 1999 Preferred Stock shall not be entitled to receive any payment owed for such shares under this
Section 4 until such holder shall cause to be delivered to the Company (i) the certificate(s) representing such shares of 1999 Preferred Stock and (ii) transfer instrument(s) satisfactory to the Company and sufficient to transfer such shares of 1999 Preferred Stock to the Company free of any adverse interest. No interest shall accrue on any payment upon Liquidation after the due date thereof.

         5.       REDEMPTION.

                  (a) OPTIONAL REDEMPTION. The Company, at its option, may redeem the shares of 1999 Preferred Stock, in whole or in part, out of funds legally available therefor, at any time or from time to time, subject to the notice provisions and provisions for partial redemption described below at the redemption price of $10,000 per share plus an amount equal to accrued and unpaid dividends, if any, to (but excluding) the date fixed for redemption, whether or not earned or declared in cash or by delivering fully paid and nonassessable shares of Common Stock, and Non-Voting Common Stock, if any, on the terms and conditions in this Section 5 and Section 8, or any combination thereof at the sole option of the Company; PROVIDED that, if the applicable redemption date is a Dividend Payment Date, the quarterly payment of dividends becoming due on such date shall be payable to the holders of such shares of 1999 Preferred Stock registered as such on the relevant record date subject to the terms and provisions of Section 3.

                  If fewer than all the outstanding shares of the 1999 Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Company from outstanding shares of 1999 Preferred Stock not previously called for redemption by lot or pro rata (as near as may be) or by any other equitable method determined by the Company in its sole discretion. If fewer than all the shares of 1999 Preferred Stock represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof. If a part of a share of 1999 Preferred Stock is redeemed, then the Company will issue a certificate representing a fractional share of 1999 Preferred Stock evidencing the remaining interest of such holder.

                  (b) MANDATORY REDEMPTION. On January 1, 2009, the Company will redeem all of the outstanding shares of the 1999 Preferred Stock, out of funds legally available therefor, at the redemption price of $10,000 per share plus an amount equal to accrued and unpaid dividends, if any, to (but excluding) the date fixed for redemption, whether or not





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earned or declared, in cash or by delivering shares of Common Stock, and
Non-Voting Common Stock, if any, on the terms and conditions in this Section 5 and Section 8, or any combination thereof at the sole option of the Company.

                  (c) No sinking fund or other similar provision shall apply to the 1999 Preferred Stock.

                  (d) In case the Company shall desire to exercise the right to redeem the shares of 1999 Preferred Stock, in whole or in part, pursuant to Section 5(a), it shall fix a date for redemption. In the case of any redemption, the Company will notify, at least two (2) Business Days prior the date fixed for redemption, the Transfer Agent and the holders of 1999 Preferred Stock so to be redeemed at their last addresses and facsimile numbers as the same appear on the Company's stock records. Such mailing shall be by facsimile and by overnight courier. The notice if delivered in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the holder receives such notice. In any case, failure to give such notice by courier or any defect in the notice to the holder of any share of 1999 Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other share of 1999 Preferred Stock.

                  Each such notice of redemption shall specify the number of shares of 1999 Preferred Stock to be redeemed, the date fixed for redemption, the redemption price at which such shares of 1999 Preferred Stock are to be redeemed, the place or places of payment, that payment will be made upon presentation and surrender of certificate or certificates representing such shares of 1999 Preferred Stock and in what form consideration will be paid, that dividends accrued to (but excluding) the date fixed for redemption will be paid as specified in said notice, and that on and after said date dividends thereon or on the portion thereof to be redeemed will cease to accrue. If payment of the redemption price shall be in shares of Common Stock, and Non-Voting Common Stock, if any, such notice shall also state the Conversion Price applicable to the redemption and the date on which the right to convert such shares of 1999 Preferred Stock into Common Stock, and Non-Voting Common Stock, if any, will expire.

                  (e) REDEMPTION IN CASH. If payment will be made in cash, the following terms shall apply:

                  On or prior to the redemption date specified in the notice of redemption given as provided in Section 5(d), the Company will deposit with the Transfer Agent, or a bank or trust company acting as escrow agent for the Company an amount of money sufficient to redeem on the redemption date all of the shares of 1999 Preferred Stock so called for redemption at the appropriate redemption price, together with accrued dividends (whether or not declared) to (but excluding) the date fixed for redemption. The Company shall be entitled to make any deposit of funds contemplated by this Section 5 under arrangements designed to permit such funds to generate interest or other income for the Company, and the Company




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shall be entitled to receive all interest and other income earned by any funds while they shall be deposited as contemplated by this Section 5.

                  (f) REDEMPTION IN COMMON STOCK. If payment will be made in shares of Common Stock, and Non-Voting Common Stock, if any, the following terms shall apply:

                  On the redemption date specified in the notice of redemption given as provided in Section 5(b), the Company will deliver to holders of 1999 Preferred Stock either (x) a certificate for Common Stock, and Non-Voting Common Stock, if any, registered in the name(s) of each holder of 1999 Preferred Stock or (y) a confirmation issued by the Transfer Agent to the effect that Common Stock, and Non-Voting Common Stock, if any, in uncertificated form has been registered in the name(s) of each holder of 1999 Preferred Stock on the books of the Company, in either case evidencing or confirming the registration of that full number of shares which, when multiplied by the Conversion Price, shall equal the sum of the redemption price, together with accrued dividends (whether or not declared) to (but excluding) the date fixed for redemption. No fractional shares of Common Stock or NonVoting Common Stock shall be issued by the Company. If any fractional share of Common Stock or Non-Voting Common Stock otherwise would be issuable upon the redemption of the 1999 Preferred Stock, the Company shall make an adjustment therefor in an amount of cash (without interest) determined by multiplying such fraction by the Conversion Price of one share of Common Stock.

                  (g) TERMS APPLICABLE TO REDEMPTION IN CASH OR COMMON STOCK. If notice of redemption has been given as above provided, on and after the date fixed for redemption (unless the Company shall default in the payment of the redemption price, together with accrued and unpaid dividends to (but excluding) said date), dividends on such shares of 1999 Preferred Stock so called for redemption shall cease to accrue and such shares of 1999 Preferred Stock shall be deemed no longer outstanding and the holders thereof shall have no right in respect of such shares of 1999 Preferred Stock except the right to receive the redemption price thereof and accrued and unpaid dividends (whether or not declared) to (but excluding) the date fixed for redemption, without interest thereon. On presentation and surrender of certificate or certificates representing such shares of 1999 Preferred Stock to the Transfer Agent or escrow agent, which shall be specified in the notice to holders, such shares of 1999 Preferred Stock to be redeemed shall be redeemed by the Company at the applicable redemption price, together with dividends accrued thereon (whether or not declared) to (but excluding) the date fixed for redemption; PROVIDED that, if the applicable redemption date is a Dividend Payment Date, the quarterly payment of dividends becoming due on such date shall be payable to the holders of such shares of 1999 Preferred Stock registered as such on the relevant record date subject to the terms and provisions of Section 3.

         6. SHARES TO BE RETIRED. Any share of 1999 Preferred Stock converted, redeemed or otherwise acquired by the Company shall be retired and canceled and shall upon cancellation be restored to the status of authorized but unissued shares of 1999 Preferred


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Stock, subject to reissuance by the Board of Directors as shares of 1999
Preferred Stock of one or more series.

         7. CONVERSION. Holders of shares of 1999 Preferred Stock shall have the right to convert all or a portion of such shares into shares of Common Stock, and Non-Voting Common Stock, if any, as follows:

                  (a) Subject to and upon compliance with the provisions of this Section 7 and Section 8, a holder of shares of 1999 Preferred Stock shall have the right, at his option, after September 1, 1999 and during any period that the Closing Price of Common Stock on The Nasdaq National Market or a national securities exchange registered as such pursuant to the Exchange Act and on which the Common Stock is listed is above $45 per share for at least 10 consecutive Trading Days (except that, with respect to shares of 1999 Preferred Stock which shall be called for redemption, such right shall terminate at the close of business on the next succeeding Business Day after the date notice is sent to the holders, unless the Company shall default in payment due upon redemption thereof) to convert any share of 1999 Preferred Stock into that number of fully paid and nonassessable shares of Common Stock, and Non-Voting Common Stock, if any, (as such shares shall then be constituted) obtained by dividing $10,000 plus any accrued dividends (whether or not declared) to (but excluding) the date fixed for conversion by the Conversion Price, by surrender of certificate or certificates representing such share of 1999 Preferred Stock so to be converted in the manner provided in Section 7(b); PROVIDED that, in the event that a third party, who is not an affiliate of the Company, acquires greater than 49% of the voting stock of the Company and the holder could otherwise convert his shares of 1999 Preferred Stock, the holder may convent such shares of 1999 Preferred Stock prior to September 1, 1999. If a part of a share of 1999 Preferred Stock is converted, then the Company shall convert such share into the appropriate number of shares of Common Stock, and Non-Voting Common Stock, if any, and issue a certificate representing a fractional share of 1999 Preferred Stock evidencing the remaining interest of such holder. A holder of 1999 Preferred Stock is not entitled to any rights of a holder of Common Stock or Non-Voting Common Stock until such holder has converted his 1999 Preferred Stock to Common Stock or Non-Voting Common Stock and only to the extent such 1999 Preferred Stock is deemed to have been converted to Common Stock or Non-Voting Common Stock under this Section 7.

                  (b) In order to exercise the conversion right, the holder of 1999 Preferred Stock who intends to convert shall send a written notice (the "Conversion Notice"), at least thirty (30) Business Days prior to an intended conversion, to the Company and the Transfer Agent of his, her or its election to convert such number of shares of 1999 Preferred Stock specified in said notice. The holder of the 1999 Preferred Stock to be converted shall surrender certificate or certificates (with the Conversion Notice, the form of which is set forth in Section 15(a), on the reverse of the certificate or certificates duly completed) representing the number of shares to be so converted, duly endorsed, to the Transfer Agent. The Conversion Notice shall also state the name or names (with address) in which the certificate or certificates for shares of Common Stock, and Non-Voting Common Stock, if any, issuable on



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such conversion shall be issued, and shall be accompanied by transfer taxes, if required pursuant to Section 8(b). Each such share of 1999 Preferred Stock surrendered for conversion shall, unless the shares of Common Stock, and Non-Voting Common Stock, if any, issuable on conversion are to be issued in the same name in which such share of 1999 Preferred Stock is registered, be duly endorsed by, or be accompanied by instruments of transfer in form satisfactory to the Company duly executed by, the holder or his duly authorized attorney.

                  As promptly as practicable after satisfaction of the requirements for conversion set forth above, the Company shall issue and shall deliver to such holder or, if shares of Common Stock, and Non-Voting Common Stock, if any, issuable on conversion are to be issued in a name other than that in which such share of 1999 Preferred Stock to be converted is registered (as if such transfer were a transfer of the share of 1999 Preferred Stock so converted), to such other person, at the Transfer Agent, certificate or certificates representing the number of shares of Common Stock, and Non-Voting Common Stock, if any, issuable upon the conversion of such share of 1999 Preferred Stock or a portion thereof in accordance with the provisions of this
Section 7 and a check or cash in respect of any fractional interest in respect of a share of Common Stock or Non-Voting Common Stock, if any, arising upon such conversion, as provided in Section 7(c) (which payment, if any, shall be paid no later than five Business Days after satisfaction of the requirements for conversion set forth above).

                  Each conversion shall be deemed to have been effected on the date on which the requirements set forth above in the first paragraph of this
Section 7(b) have been satisfied as to such share of 1999 Preferred Stock so converted, and the person in whose name any certificate or certificates for the shares of Common Stock, and Non-Voting Common Stock, if any, shall be issuable upon such conversion shall be deemed to have become on said date the holder of record of the shares represented thereby; PROVIDED, HOWEVER, that if any such surrender occurs on any date when the stock transfer books of the Company shall be closed, the conversion shall be effected on the next succeeding day on which such stock transfer books are open, and the person in whose name the certificates are to be issued shall be the record holder thereof for all purposes, but such conversion shall be at the Conversion Price.

                  In the case of any share of 1999 Preferred Stock which is converted after any Dividend Payment Record Date with respect to the payment of a dividend on the 1999 Preferred Stock and prior to the close of business on the Business Day prior to the next succeeding Dividend Payment Date, the dividend due on such Dividend Payment Date shall be payable on such Dividend Payment Date to the holder of record of such share as of such Dividend Payment Record Date notwithstanding such conversion. Except as provided in this paragraph, no payment or adjustment shall be made upon any conversion on account of any dividends accrued on shares of 1999 Preferred Stock surrendered for conversion or on account of any dividends on the Common Stock or Non-Voting Common Stock issued upon conversion.




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                  (c)      In connection with the conversion of any shares of
1999 Preferred Stock, a portion of such shares may be converted; however no fractional shares of Common Stock or Non-Voting Common Stock or scrip representing fractional shares shall be issued upon conversion of the 1999 Preferred Stock. If any fractional share of stock otherwise would be issuable upon the conversion of the 1999 Preferred Stock, the Company shall make an adjustment therefor in an amount of cash (without interest) determined by multiplying such fraction by the Conversion Price of one share of Common Stock. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock, and Non-Voting Common Stock, if any, issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of 1999 Preferred Stock so surrendered.

                  (d) Upon receipt of a holder's notice of its intention to convert (as provided in Section 7(b)), the Company shall have the option, in its sole discretion, of redeeming the 1999 Preferred Stock to be converted into Common Stock, and Non-Voting Common Stock, if any, for cash prior to such conversion.

         8. TERMS OF ISSUANCE OF COMMON STOCK, AND NON-VOTING COMMON STOCK, IF ANY, ON REDEMPTION OR CONVERSION.

                  (a) SHARE ISSUANCE LIMITATION. In no event shall the Company issue or be required to issue, for redemption for stock or on conversion, greater than 4,976,220 shares of Common Stock, and Non-Voting Common Stock, if any, unless the Company has obtained the prior approval of a majority of the holders of Common Stock (excluding any shares issued to holders of 1999 Preferred Stock hereunder), which approval the Company may seek in its sole discretion at any time.

                  (b) LIMITATION ON COMMON STOCK ISSUANCE; ISSUANCE OF NON-VOTING COMMON STOCK. In the event of a redemption for stock or conversion, whether in whole or in part, the Company shall issue only that number of shares of Common Stock so that the holder of 1999 Preferred Stock shall beneficially own, together with any other shares of the Company's stock entitled to vote for the election of directors ("Voting Stock"), (a) no more than 49.99% of the issued and outstanding shares of Voting Stock and (b) an amount of Voting Stock, the aggregate value (as defined in the Hart-Scott-Rodino Antitrust Improvement Act (16 C.F.R. Section 801.10)) of which, is no greater than $15 million. In the event that the number of shares of Common Stock issued in accordance with the foregoing limitation do not equal the full amount of shares of Common Stock otherwise issuable to such holder upon such conversion or redemption, then the Company shall issue that number of shares of Non-Voting Common Stock which makes up the difference between the number of shares of Common Stock actually issued and the number of shares issuable.

                  (c) The issue of stock certificates representing the shares of Common Stock, and Non-Voting Common Stock, if any, on conversions or redemption of the 1999 Preferred

Stock shall be made without charge to the relevant holder of 1999 Preferred Stock for any tax in respect of the issue thereof. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of stock in any name other than the name in which the shares of 1999 Preferred Stock with respect to which such shares of Common Stock, and Non-Voting Common Stock, if any, are issued are registered, and the Company shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

                  (d) The Company covenants that all shares of Common Stock and NonVoting Common Stock which may be delivered upon conversion or redemption of shares of 1999 Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

                  (e) The Company covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock and Non-Voting Common Stock or its issued shares of Common Stock held in its treasury, or both, a sufficient number of shares of Common Stock and NonVoting Common Stock for the purpose of effecting conversions of shares of 1999 Preferred Stock not theretofore converted into Common Stock or Non-Voting Common Stock. For purposes of this reservation of Common Stock and Non-Voting Common Stock, the number of shares of Common Stock and Non-Voting Common Stock which shall be deliverable upon the conversion of all outstanding shares of 1999 Preferred Stock shall be computed as if at the time of computation all outstanding shares of 1999 Preferred Stock were held by a single holder. The issuance of shares of Common Stock, and Non-Voting Common Stock, if any, upon conversion or redemption of shares of 1999 Preferred Stock is authorized in all respects. The Company shall from time to time, in accordance with the laws of the Commonwealth of Pennsylvania, use its best efforts to increase the authorized number of shares of Common Stock or Non-Voting Common Stock if at any time the number of shares of authorized and unissued Common Stock or Non-Voting Common Stock shall not be sufficient to permit the conversion or redemption of all the then outstanding shares of 1999 Preferred Stock.

                  (f) The Company further covenants that if at any time the Common Stock shall be listed on The Nasdaq National Market or any other national securities exchange or automated quotation system the Company will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Common Stock issuable upon conversion or redemption upon such conversion into or redemption for Common Stock.

         9.       RANKING.

                  (a) the 1999 Preferred Stock ranks junior to the $3.25 Convertible Exchangeable Preferred Stock and prior to the Common Stock and the Non-Voting Common Stock as to dividends (except as provided in Section 3(c) hereof) or as to distribution of assets upon liquidation, dissolution or winding up;

                  (b) As to any future classes of capital stock of the Company, as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up, the 1999 Preferred Stock will rank prior to, on parity with or junior to, such capital stock if the Second Amended and Restated Articles of Incorporation, as amended from time to time, provide that the holders of such capital stock are entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference to, on a parity with, or junior to the holders of shares of 1999 Preferred Stock.

         10.      VOTING RIGHTS.

                  (a) The holders of 1999 Preferred Stock will not have any voting rights except as set forth below or as otherwise from time to time required by law. In connection with any right to vote, each holder of 1999 Preferred Stock will have one vote for each share of 1999 Preferred Stock held. Any shares of 1999 Preferred Stock held by the Company or any entity controlled by the Company shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum.

                  (b) So long as the 1999 Preferred Stock is outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least a majority (unless a higher percentage shall then be required by applicable law) of all outstanding shares of 1999 Preferred Stock voting separately as a class, amend, alter or repeal any provision of the Articles of Incorporation (including, without limitation, these resolutions) or the Bylaws of the Company so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the 1999 Preferred Stock; PROVIDED, HOWEVER, that no such vote shall be required to create, authorize or issue, or reclassify any authorized stock of the Company into, or increase the authorized amount of, any class or series of the Company's capital stock ranking senior to, on parity with, or junior to the 1999 Preferred Stock as to dividends or as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or any obligation or security convertible into shares of such a class or series. In addition, so long as the 1999 Preferred Stock is outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least a majority (unless a higher percentage shall then be required by applicable law) of all outstanding shares of 1999 Preferred Stock voting separately as a class, enter into a share exchange pursuant to which the 1999 Preferred Stock would be exchanged for any other securities or merge or consolidate with or into any other person or permit any other person to merge or consolidate with or into the Company, unless in such case each share of 1999 Preferred Stock shall remain outstanding or unaffected or shall be converted into or exchanged for redeemable convertible exchangeable preferred stock of the surviving entity having voting rights, preferences, limitations or special rights thereof substantially similar (but no less favorable) to a share of 1999 Preferred Stock. A class vote on the part of the 1999 Preferred Stock shall, without limitation, specifically not be deemed to be required (except as otherwise required by law or resolution of the Company's Board of Directors) in connection with the authorization, issuance or increase in the amount of any bonds, mortgages, debentures or other obligations of the Company.

         11.      EXCHANGE.

                  (a) The 1999 Preferred Stock shall be exchangeable, in whole but not in part, at the option of the Company on any Dividend Payment Date beginning June 1, 1999, for the Debentures at the rate of $10,000 principal amount of Debentures for each share of 1999 Preferred Stock outstanding at the time of exchange; PROVIDED that the Debentures will be issuable in denominations of $10,000 and integral multiples thereof. If the exchange results in an amount of Debentures that is not an integral multiple of $10,000, the amount in excess of the closest integral multiple of $10,000 will be paid in cash by the Company.

                  (b) The Company will mail to each record holder of 1999 Preferred Stock written notice of its intention to exchange the 1999 Preferred Stock for the Debentures no less than 60 days prior to the proposed date of the exchange (the "Proposed Exchange Date"). The notice shall include the proposed form of indenture which shall have terms substantially similar to the terms of the 1999 Preferred Stock with such other terms as are reasonable or customary in indentures for corporate debt and shall specify the Proposed Exchange Date, the place or places where certificates for shares of 1999 Preferred Stock are to be surrendered for Debentures and shall state that dividends on the 1999 Preferred Stock will cease to accrue on and after the actual date of the exchange (the "Exchange Date"). Upon receipt of the notice and the form of indenture, the holders shall promptly and in good faith review and negotiate the indenture with the understanding that time is of the essence. While the Company, the holders and proposed trustee are negotiating the indenture, the Company may set a new Proposed Exchange Date by notifying the holders.

                  (c) If (i) the holders have agreed to the terms of the indenture, which shall not be unreasonably withheld, (ii) the Company and a reputable trustee have properly authorized and executed the indenture and (iii) the Company has caused the Debentures to be authenticated on or prior to the Exchange Date and has complied with the other provisions of this Section 11, then, notwithstanding that any certificates for shares of 1999 Preferred Stock have not been surrendered for exchange, on the Exchange Date dividends shall cease to accrue on the 1999 Preferred Stock and at the close of business on the Exchange Date the holders of 1999 Preferred Stock shall cease to be shareholders with respect to the 1999 Preferred Stock and shall have no interest in or other claims against the Company by virtue thereof and shall have no voting or other rights with respect to the 1999 Preferred Stock, except the right to receive the Debentures issuable upon such exchange and the right to accumulated and unpaid dividends as of the Exchange Date, without interest thereon, upon surrender (and endorsement, if required by the Company) of their certificates, and the shares evidenced thereby shall no longer be deemed outstanding for any purpose. The Company will cause the Debentures to be authenticated on or before the Exchange Date, and the Company will pay interest on the Debentures at the rate and on the dates specified in such Indenture from and after the Exchange Date.

                  (d) Notwithstanding the foregoing, if notice of exchange has been given pursuant to this Section 11 and any holder of shares of 1999 Preferred Stock shall, prior to the close of business on the Exchange Date, give written notice to the Company pursuant to Section 7 of the conversion of any or all of the shares held by the holder (accompanied by a certificate or certificates for such shares, duly endorsed or assigned to the Company), then the exchange shall not become effective as to the shares to be converted and the conversion shall become effective as provided in Section 7.

                  (e) The Debentures will be delivered to the persons entitled thereto upon surrender to the Company or its agent appointed for that purpose of the certificates for the shares of 1999 Preferred Stock being exchanged therefor.

                  (f) Notwithstanding the other provisions of this Section 11, if on the Exchange Date the Company has not paid full cumulative dividends on the 1999 Preferred Stock (or set aside a sum therefor) or an Event of Default under the Indenture shall have occurred and be continuing, the Company may not exchange the 1999 Preferred Stock for the Debentures and any notice previously given pursuant to this Section 11 shall be of no effect.

                  (g) Prior to the Exchange Date, the Company will comply with any applicable securities and blue sky laws with respect to the exchange of the 1999 Preferred Stock for the Debentures.

                  (h) Dividends with respect to the shares of 1999 Preferred Stock to be exchanged which are due on the quarterly Dividend Payment Date on which the exchange is effected will be mailed to holders in the regular course.

         12. RECORD HOLDERS. The Company and the Transfer Agent may deem and treat the record holder of any shares of 1999 Preferred Stock as the true and lawful owner thereof for all purposes and neither the Company nor the Transfer Agent shall be affected by any notice to the contrary.

         13. NOTICE. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt of such notice or three Business Days after the mailing of such notice if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms of this resolution) with postage prepaid, addressed, if to the Company, to its offices at 64 Sidney Street, Cambridge, Massachusetts 02139-4136 (Attention: Chief Financial Officer) or to an agent of the Company designated as permitted by this certificate, or, if to any holder of 1999 Preferred Stock, to such holder at the address of such holder of 1999 Preferred Stock as listed in the Company's stock records or to such other address as the Company or holder, as the case may be, shall have designated by notice similarly given.

         14.      RESTRICTIONS ON TRANSFER.

                  (a) RESTRICTED SECURITIES. The shares of 1999 Preferred Stock have not been registered under the Securities Act and therefore are "restricted securities" under the federal securities laws. Under such laws and applicable regulations, such shares may be resold without registration under the Securities Act only in certain limited circumstances pursuant to the resale limitations imposed thereby.

                  (b) LIMITATIONS ON DISPOSITIONS. Under the Securities Act, dispositions of all or any portion of the shares of 1999 Preferred Stock cannot be made unless and until:

                           (i)      There is then in effect a registration
statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                           (ii)     There exists an exemption under the
Securities Act so that such disposition will not require registration of such shares under the Securities Act, including a disposition made in accordance with Rule 144.

                  (d) LEGEND. Certificates evidencing the shares of 1999 Preferred Stock may bear the following legend: "The Securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), and are "restricted securities" as defined in Rule 144 promulgated under the Act. The securities may not be sold or offered for sale or otherwise distributed except (i) pursuant to an effective registration statement for the securities under the Act; (ii) in compliance with Rule 144; or (iii) after receipt of an opinion of counsel reasonably satisfactory to Alkermes that such registration or compliance is not required as to said sale, offer or distribution."

         15. FORM OF NOTICE OF CONVERSION. The following is the form of Conversion Notice to be set forth on the reverse of the 1999 Preferred Stock certificate:

                           [FORM OF CONVERSION NOTICE]

                                CONVERSION NOTICE


To:      Alkermes, Inc.
         BankBoston, N.A.


         The undersigned registered owner of the 1999 Preferred Stock hereby irrevocably exercises the option to convert the 1999 Preferred Stock, or the portion hereof below designated, into shares of Common Stock or Non-Voting Common Stock in accordance with the terms of the 1999 Preferred Stock Statement, and directs that the shares issuable and deliverable upon such conversion, together with any check in payment for fractional shares and any 1999 Preferred Stock representing any unconverted amount of shares hereof, be issued and delivered to the registered holder hereof unless a different name has been indicated below. If shares or any portion of the 1999 Preferred Stock not converted are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto.

Dated:



                                                  Signature(s)

Signature(s) must be guaranteed by an
eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange
Commission Rule 17AD-15 if shares of Common
Stock are to be issued, or the 1999
Preferred Stock to be delivered, other than to and in the name of the registered holder.

Signature Guarantee


Fill in for registration of shares if to be issued, and the 1999 Preferred Stock if to be delivered, other than to and in the name of the registered holder:


------------------------------------
(Name)

------------------------------------
(Street Address)

------------------------------------
(City, State and Zip Code)
Please print name and address



                                    Number of shares to be converted (if less than all):


                                    -----------------------------------------
                                    Social Security or Other Taxpayer
                                    Identification Number